Exhibit 99.1

                News Corporation to Acquire Remaining Stake in
             New World Communications in $2.48 Billion Stock Deal

               New York, NY, Wednesday, July 17, 1996 -- New World Communications Group Incorporated (NASDAQ: NWCG) announced today that it had entered into an agreement providing for a simultaneous merger and stock purchase pursuant to which New World will be acquired by News Corporation (NYSE: NWS). In the transaction, each share of New World will be exchanged for 1.45 preferred limited voting News Corporation ADRs, which trade under the symbol NWSpr on the New York Stock Exchange, valued at approximately $27 per share based on the closing price on Tuesday, July 16. New World Communications Group shares closed at $15 3/16 on Tuesday.

               New World Chief Executive Officer William C. Bevins said, "The offer by News Corporation represents an extremely attractive opportunity for our shareholders to realize the value which has been steadily accruing in New World. Since our landmark affiliation with Fox in 1994, which accelerated the trend toward vertical integration in the television industry, New World has been a force for reordering the landscape of broadcasting. With this transaction, New World caps a brief but remarkable history by permanently joining our economic interests with the world's most innovative entertainment company under the visionary leadership of Rupert Murdoch." News Corporation presently owns 20 million of New World's approximately 112 million fully diluted shares outstanding.

               The transaction, which must be approved by stockholders of New World and by the Federal
          Communications Commission, is expected to close early in 1997. It is anticipated that the receipt of News
          Corporation preferred limited voting ADRs will be taxable to New World stockholders.

               New World Communications Group Incorporated is a vertically integrated entertainment company that operates twelve television stations in major U.S. markets -- Atlanta, Austin, Birmingham, Cleveland, Dallas, Detroit, Kansas City, Milwaukee, Phoenix, San Diego, St. Louis, and Tampa; produces television programming for first-run, network and cable television; distributes programming domestically and internationally; and sells advertising time on its stations and programs. New World stations in Birmingham and San Diego are under contract of sale to NBC for $425 million.

          Contacts: Media Relations: Michael Diamond of New World Communications Group at 212-685-6893. Investor
          Relations:  Gary Fishman at 212-685-6890.